Exhibit 99.1

ARCA Biopharma announces 75th patient enrolled in GENETIC-AF

Phase 2B/3 clinical trial

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GENETIC-AF Evaluating Gencaro as Potentially First Genetically-Targeted Treatment for Atrial Fibrillation

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Outcome of Interim Efficacy Analysis of Data from Approximately 150 Patients Anticipated in the Second Quarter of 2017

Westminster, CO, April 18, 2016 – ARCA biopharma, Inc. (Nasdaq: ABIO), a biopharmaceutical company developing genetically-targeted therapies for cardiovascular diseases, today announced that the 75th patient has been enrolled in GENETIC-AF, a Phase 2B/3 clinical trial evaluating Gencaro as a potential treatment for atrial fibrillation. Seventy-five patients enrolled is the midpoint of the minimum number of patients to be evaluated in the Phase 2B portion of the trial.

Based on the current enrollment rate, the Company expects to enroll at least 150 patients in the trial by the end of 2016. The Company expects the outcome of a pre-specified GENETIC-AF Data Safety Monitoring Board (DSMB) interim efficacy, safety and futility analysis of data from approximately 150 patients in the second quarter of 2017.  Based on the outcome of the interim analysis, the DSMB will recommend whether or not the GENETIC-AF trial should proceed to the Phase 3 portion of the trial.

GENETIC-AF Clinical Trial

GENETIC-AF is a Phase 2B/Phase 3, multi-center, randomized, double-blind, adaptive design clinical trial comparing the safety and efficacy of Gencaro to Toprol-XL (metoprolol succinate) for the treatment of atrial fibrillation (AF) in approximately 620 patients.  Eligible patients will have heart failure with reduced left ventricular ejection fraction (HFREF), have a history of paroxysmal AF (episodes lasting 7 days or less) or persistent AF (episodes lasting more than 7 days and less than 1 year) in the past 6 months, and have the beta-1 389 arginine homozygous genotype that the Company believes responds most favorably to Gencaro.  The primary endpoint of the study is time to first event of symptomatic AF/atrial flutter (AFL) or all-cause mortality.  The combined Phase 2B/Phase 3 trial is designed for 90 percent power at a p-value of less than 0.01 significance level to detect a 25 percent reduction in the primary endpoint for patients in the Gencaro arm compared to patients in the Toprol-XL arm.  The trial is currently enrolling patients in the United States and Canada.

The DSMB will conduct a pre-specified interim analysis of study endpoints for efficacy, safety and futility to recommend whether or not the trial should proceed to Phase 3. The DSMB will make its recommendation based on a predictive probability analysis of certain trial data after at least 150 patients have evaluable endpoint data.  An enrolled patient has evaluable endpoint data either when they experience their first endpoint event, or after they complete the 24-week follow up period.  The DSMB interim analysis will focus on analyses of the AF/AFL endpoints in the trial using both clinical-based intermittent monitoring and device-based continuous monitoring techniques. Should the DSMB interim analysis indicate that the data are consistent with pre-trial statistical assumptions and the potential for achieving statistical significance for the Phase 3 endpoint, the DSMB may recommend that the study proceed to Phase 3. The DSMB may also halt the study for futility.

Atrial Fibrillation (AF)

Atrial fibrillation, the most common sustained cardiac arrhythmia, is considered an epidemic cardiovascular disease and a major public health burden.  The estimated number of individuals with AF globally in 2010 was 33.5 million. According to the 2016 American Heart Association report on Heart Disease and Stroke Statistics, the estimated number of individuals with AF in the United States in 2010 ranged from 2.7 million to 6.1 million people.  Hospitalization rates for AF increased by 23% among U.S. adults from 2000 to 2010 and hospitalizations account for the majority of the economic cost burden associated with AF.

About ARCA biopharma

ARCA biopharma is dedicated to developing genetically-targeted therapies for cardiovascular diseases.  The Company's lead product candidate, GencaroTM (bucindolol hydrochloride), is an investigational, pharmacologically unique beta-blocker and mild vasodilator being developed for atrial fibrillation.  ARCA has identified common genetic variations that it believes predict individual patient response to Gencaro, giving it the potential to be the first genetically-targeted atrial fibrillation prevention treatment.  ARCA has a collaboration with Medtronic, Inc. for support of the GENETIC-AF trial.  For more information please visit www.arcabiopharma.com.

Safe Harbor Statement

This press release contains "forward-looking statements" for purposes of the safe harbor provided by the Private Securities Litigation Reform Act of 1995.  These statements include, but are not limited to, statements regarding, potential timing for patient enrollment in the GENETIC-AF trial, potential timeline for GENETIC-AF trial activities and related recommendations of the DSMB, the potential for genetic variations to predict individual patient response to Gencaro, Gencaro’s potential to treat atrial fibrillation, future treatment options for patients with atrial fibrillation, and the potential for Gencaro to be the first genetically-targeted atrial fibrillation prevention treatment.  Such statements are based on management's current expectations and involve risks and uncertainties.  Actual results and performance could differ materially from those projected in the forward-looking statements as a result of many factors, including, without limitation, the risks and uncertainties associated with: the Company's financial resources and whether they will be sufficient to meet the Company's business objectives and operational requirements; results of earlier clinical trials may not be confirmed in future trials, the protection and market exclusivity provided by the Company’s intellectual property; risks related to the drug discovery and the regulatory approval process; and, the impact of competitive products and technological changes.  These and other factors are identified and described in more detail in ARCA’s filings with the SEC, including without limitation the Company’s annual report on Form 10-K for the year ended December 31, 2015, and subsequent filings.  The Company disclaims any intent or obligation to update these forward-looking statements.

Investor & Media Contact:

Derek Cole

720.940.2163

derek.cole@arcabiopharma.com

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